UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2008

PSIVIDA LIMITED

(Exact name of registrant as specified in its charter)

Western Australia, Commonwealth of Australia	000-51122	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Blake Dawson

Level 37

101 Collins Street

Melbourne VIC 3000

Australia

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +61 8 9227 8327

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneous satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e04(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 14, 2008, pSivida, Inc. (“pSivida”), a wholly owned subsidiary of pSivida Limited, and Alimera Sciences, Inc. (“Alimera”) amended and restated their license and collaboration agreement relating to Medidur™ FA, the companies’ Phase III investigative treatment for diabetic macular edema (“DME”), and certain other products. As more fully described below, for consideration of up to approximately $78 million to pSivida, Alimera increased its share in the future profits of Medidur FA from 50 to 80 percent and assumed financial responsibility for research and development of Medidur FA. The Amended and Restated Collaboration Agreement (the “Restated Agreement”) between pSivida and Alimera amended and restated the Collaboration Agreement dated February 11, 2005, as amended on February 23, 2005 and May 11, 2005 (the “Original Agreement”). Alimera also issued a Note to pSivida (the “Note”) on March 14, 2008 in connection with the Restated Agreement.

Pursuant to the terms of the Restated Agreement, pSivida continues to grant Alimera an exclusive, worldwide license to develop and commercialize certain drug delivery devices, including Medidur FA, designed to deliver a corticosteroid (and no other active ingredient) to the posterior portion of the eye and certain drug delivery devices to treat diabetic macular edema (each a “licensed product”). The field of the license is all eye diseases in humans other than uveitis. The term of the license continues to be the latest of (a) February 11, 2015, (b) the expiration of the last licensed patent claim, and (c) the last date on which any product (as defined in the Restated Agreement) is sold anywhere in the world. Alimera may enter into sub-licenses and sub-contracts without pSivida’s consent other than sub-licenses and sub-contracts with an affiliate of Alimera or which include bundling of other products or services.

Alimera assumes control of, and financial responsibility for, development of licensed products under the Restated Agreement and is required to use commercially reasonable efforts to develop a First Product (as defined below) for at least one indication. pSivida retains certain limited development obligations relating solely to Medidur FA, which extend until December 31, 2009, and Alimera will reimburse pSivida monthly for budgeted or approved development costs actually incurred.

Alimera maintains sole responsibility for, and control of, commercialization of licensed products and is required to use commercially reasonable efforts to commercialize a First Product for at least one indication in the United States, the European Union and Japan. Alimera must also satisfy certain specified financial commercialization milestones such as spending minimums.

Under the Restated Agreement, pSivida will receive 20% of Net Profits (as defined in the Restated Agreement) derived from the sale of licensed products by Alimera under the Restated Agreement, and Alimera will receive the remaining 80% of Net Profits. Alimera will also pay to pSivida 20% of royalties received by Alimera pursuant to any third-party agreements relating to the commercialization of the licensed products (after deducting certain commercialization costs) and 33 1/3% of all non-royalty consideration received by Alimera from such third parties (after deducting certain fair market value amounts, if any, paid for equity securities of Alimera and certain reasonable out-of-pocket expenses incurred with respect to securing the third-party arrangement).

Alimera paid pSivida $12 million in cash upon the execution of the Restated Agreement and agreed to make a $25 million milestone payment to pSivida within 30 days after the first FDA approval of the earliest of Medidur FA or certain other defined products (each, including Medidur FA, a “First Product”).

Each party was deemed to have fully paid as of March 14, 2008 all amounts owed by the other party with respect to development activities undertaken under the Original Agreement through and including that date, which included approximately $5.3 million (including penalties and accrued interest) owed by pSivida to

Alimera as of February 29, 2008. Alimera agreed to pay all future development costs pursuant to the Restated Agreement.

In addition, Alimera issued the Note pursuant to which Alimera agreed to pay pSivida $15 million upon the occurrence prior to September 30, 2012 of the first of certain defined liquidity events, or series of such events, which result in aggregate proceeds to Alimera of not less than $75 million (each a “liquidity event”). Alimera has agreed to prepay $500,000 of the principal amount of the Note monthly, starting on April 30, 2010 until September 30, 2012 and to pay interest on the amount outstanding quarterly in arrears starting on March 31, 2008 at a rate of 8% per annum until March 31, 2010 and at 20% per annum thereafter. Upon any Interest Payment Default or Scheduled Payment Default (in each case as defined in the Note), then, automatically and without further action by pSivida or Alimera, pSivida’s share of Net Profits under the Restated Agreement shall increase to 50% and pSivida’s share of the royalties and non-royalty consideration received by Alimera pursuant to any third-party agreements shall increase to 50% (the “Fifty/Fifty Amendments”). The Fifty/Fifty Amendments shall apply to all payments due or paid thereafter. In addition, the following events under the Note are each a breach of a material term of the Restated Agreement, for which, if not cured, pSivida may terminate the Restated Agreement: (a) an Event of Default (as defined in the Note), (b) the failure of a liquidity event to have occurred by September 30, 2012 (a “liquidity event failure”) and (c) the third occurrence of an Interest Payment Default, Scheduled Payment Default or any combination thereof, on different days and not simultaneously (a “third payment default”). If pSivida terminates the Restated Agreement as a result of a third payment default, or if a liquidity event failure occurs, then the Note shall be cancelled and Alimera will have no further obligation to make any principal or interest payments on the Note. In the event that pSivida does not terminate the Restated Agreement following a third payment default, Alimera will not be required to make any monthly principal prepayments or quarterly interest payments but will be required to pay the outstanding principal amount of the Note and all accrued interest thereon upon the occurrence of a liquidity event that occurs prior to September 30, 2012.

Either Party may terminate the Restated Agreement in the event of a material breach of the Restated Agreement that is not cured within the applicable cure period or if the other Party enters into bankruptcy or similar proceedings. pSivida may also terminate the rights of Alimera under the Restated Agreement in respect of any licensed product or product candidate which Alimera abandons.

Alimera’s failure to reimburse budgeted or approved development costs or certain other defined reimbursable costs does not give rise to a right for pSivida to terminate the Restated Agreement but does result in the application of the Fifty/Fifty Amendments to all payments due from or paid by Alimera thereafter. A failure by Alimera to make a Net Profits share payment or to satisfy a commercialization milestone (each a “Material Payment Failure”) will also result in the application of the Fifty/Fifty Amendments, unless the Fifty/Fifty Amendments already are in effect as a result of a prior Material Payment Failure or otherwise, in which case such a Material Payment Failure will constitute a material breach of the Restated Agreement for which pSivida may, if not cured, terminate the Restated Agreement.

The description of the Restated Agreement set forth above is qualified in its entirety by reference to the actual terms of the Restated Agreement, which will be filed in the quarterly report on Form 10-Q of pSivida Limited for the quarter ended March 31, 2008.

Incorporation by Reference

pSivida Limited hereby incorporates by reference this Current Report on Form 8-K in the Company’s registration statements (Nos. 333-132776, 333-132777, 333-135428, 333-141083, 333-141091 and 333-143225) on Form F-3.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSIVIDA LIMITED

/s/ Michael J. Soja
Name: Michael J. Soja Title: Vice President, Finance and Chief Financial Officer

Dated: March 20, 2008